EXHIBIT NO. 12
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS COMBINED AND RATIO OF EARNINGS TO FIXED CHARGES


                                                     ------------------------------------------------------
                                                                   Years Ended December 31,
                                                     ------------------------------------------------------
                                                         1998      1997       1996       1995       1994
                                                         ----      ----       ----       ----       ----
                                                                    (Thousands of Dollars)
Earnings, as defined:
  Net income                                         $  399,238  $388,317  $  391,277 $  372,604  $ 313,167
  Fixed charges, as below                               191,832   193,632     204,593    226,833    213,821
  Income taxes, as below                                249,180   225,340     247,405    232,046    180,518
                                                     ----------- --------- ---------- ---------- ----------
    Total earnings, as defined                       $  840,250  $807,289  $  843,275 $ 831,483  $  707,506
                                                     =========== ========= ========== ========== ==========

Fixed Charges, as defined:
  Interest on long-term debt                         $  169,901  $163,468  $ 172,622  $  187,397 $  183,891
  Other interest                                         11,156     18,743    19,155     25,896      16,119
  Imputed interest factor in rentals-charged
    principally to operating expenses                    10,775     11,421    12,816     13,540     13,811
                                                     ----------- --------- ---------- ---------- ----------
    Total fixed charges, as defined                  $  191,832  $ 193,632 $ 204,593  $ 226,833  $ 213,821
                                                     =========== ========= ========== ========== ==========
Earnings Before Income Taxes                         $  648,418  $613,657  $ 638,682  $ 604,650  $ 493,685
                                                     =========== ========= ========== ========== ==========

Ratio of Earnings Before Income Taxes to Net Income        1.62       1.58       1.63       1.62       1.58

Income Taxes:
    Income tax expense                                  257,494   233,565    255,630    240,386    188,813
    Included in AFUDC - deferred taxes in nuclear
       fuel amortization and book depreciation           (8,314)   (8,225)    (8,225)    (8,340)    (8,295)
                                                     ----------- --------- ---------- ---------- ----------
    Total income taxes                               $  249,180  $ 225,340 $ 247,405  $ 232,046  $  180,518
                                                     =========== ========= ========== ========== ==========
Fixed Charges and Preferred Dividends Combined:
  Preferred dividend requirements                    $    2,967  $  6,052  $    9,609 $    9,609 $    9,609
  Portion deductible for income tax purposes               (312)     (312)       (312)      (312)      (312)
                                                     ----------- --------- ---------- ---------- ----------
  Preferred dividend requirements not deductible     $    2,655  $  5,740  $    9,297 $    9,297 $    9,297
                                                     =========== ========= ========== ========== ==========

Preferred dividend factor:
    Preferred dividends not deductible times ratio
      of earnings before income taxes to net income  $    4,301  $   9,069 $   15,154 $   15,061 $   14,689
    Preferred dividends deductible for income taxes         312        312        312        312        312
    Fixed charges, as above                             191,832    193,632    204,593    226,833    213,821
                                                     ----------- --------- ---------- ---------- ----------
      Total fixed charges and preferred dividends
      combined                                       $  196,445  $203,013  $  220,059 $  242,206 $  228,822
                                                     =========== ========= ========== ========== ==========

Ratio of Earnings to Fixed Charges and Preferred
  Dividends Combined                                       4.28       3.98      3.83        3.43       3.09

Ratio of Earnings to Fixed Charges                         4.38       4.17      4.12        3.67       3.31